Exhibit 15.1

Consent of Independent Registered Public Accounting Firms

The Board of Directors of BHP Billiton Limited and BHP Billiton Plc:

We consent to the incorporation by reference in the registration statement (No. 333-206983) on Form F-3 of BHP Billiton Finance (USA) Limited and the registration statements (Nos. 333- 100496, 333-141531 and 333-160636) on Form S-8 of BHP Billiton Limited of our reports dated 28 September 2017, with respect to the consolidated balance sheets of the BHP Group (comprising BHP Billiton Plc, BHP Billiton Limited and their respective subsidiaries) as of 30 June 2017 and 30 June 2016, and the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in equity and consolidated cash flow statements for each of the years in the three-year period ended 30 June 2017, and the effectiveness of internal control over financial reporting as of 30 June 2017, which reports appear in the 30 June 2017 Annual Report on Form 20-F of the BHP Group.

/s/ KPMG LLP	/s/ KPMG
KPMG LLP	KPMG
London, United Kingdom	Melbourne, Australia
28 September 2017	28 September 2017